SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C.  20549

                                _________________

                                    FORM 8-A/A

                                 AMENDMENT NO. 3


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            MORTON INTERNATIONAL, INC.
                (Exact name of registrant as specified in its charter)




                      Indiana                              36-3640053
         (State of incorporation or organization)  (IRS Employer Identifi-
                                                         cation No.)

                 100 North Riverside Plaza
                     Chicago, Illinois                        60606
         (Address of principal executive offices)          (Zip Code)

         If this Form relates to the      If this Form relates to the regis-
         registration of a class of       tration of a class of debt securi-
         debt securities and is effec-    ties and is to become effective
         tive upon filing pursuant to     simultaneously with the effective-
         General Instruction A(c)(1)      ness of a concurrent registration
         please check the following       statement under the Securities Act
         box.                             of 1933 pursuant to General In-
                [ ]                       struction A(c)(2) please check the
                                          following box.
                                                            [ ]

         Securities to be registered pursuant to Section 12(b) of the Act:

              Title of each class          Name of each exchange on which
              to be so registered          each class is to be registered

           Preferred Share Purchase Rights  New York Stock Exchange
                                            Chicago Stock Exchange


         Securities to be registered pursuant to Section 12(g) of the
         Act:

                                       None
                                 (Title of Class)



                   The undersigned registrant hereby amends Items 1 and 2 of its Registration Statement on Form 8-A, dated June 12, 1989, as amended (the "Registration Statement"), as set forth below.

         Item 1. Description of Registrant's Securities to be Regis-tered.

                   On November 22, 1996, Morton International, Inc. (the "Company") and First Chicago Trust Company of New York, a New York corporation ("First Chicago"), entered into Amendment No. 2 (the "Amendment") to the Rights Agreement, dated as of June 12, 1989, between the Company and First Chicago, as Rights Agent (as amended, the "Rights Agreement"). All capitalized terms used below and not defined herein have the meanings as-cribed to them in the Rights Agreement.

                   The Amendment provides, among other things, that none of Autoliv AB, a corporation organized under the laws of the Kingdom of Sweden ("Autoliv"), Autoliv, Inc., a newly-formed Delaware corporation ("New Autoliv"), ASP Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of New Autoliv ("Merger Sub"), nor any Associate or Affiliate of Autoliv, New Autoliv or Merger Sub, shall be deemed to be an Acquiring Person as a result of (a) the execution and delivery of the Combination Agreement, dated as of November 25, 1996, among Autoliv, New Autoliv, Merger Sub and the Company, as it may be amended or supplemented from time to time (the "Combination Agreement"), or (b) the transactions contemplated by the Combination Agreement.

                   The Amendment also provides that Section 13 of the Rights Agreement shall not apply (a) to the merger of Merger Sub with and into the Company (the "Autoliv Merger") pursuant to the Combination Agreement or the proposed distribution (the "Distribution") by the Company of the shares of common stock, par value $1.00 per share, of a wholly-owned subsidiary of the Company to be formed prior to the Distribution ("New Morton") or (b) as a result of the execution and delivery of the Combination Agreement or the Distribution Agreement to be entered into between the Company and New Morton (the "Distribution Agreement") or the transactions contemplated by the Combination Agreement or the Distribution Agreement.

                   The Amendment also provides that the Final Expiration Date, as defined in the Rights Agreement, shall be July 1, 1999, or, if earlier, the date immediately prior to the consum-mation of the Autoliv Merger. The Amendment further provides that for purposes of Section 24(a) of the Rights Agreement, none of Autoliv, New Autoliv, Merger Sub, nor any Associate or



         Affiliate of Autoliv, New Autoliv or Merger Sub, shall be deemed to be the Beneficial Owner of 50% or more of the Common Shares as a result of (a) the execution and delivery of the Combination Agreement or (b) the transactions contemplated by the Combination Agreement.

                   The foregoing summary description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 1 hereto and is incor-porated herein by reference.


         Item 2.

                   The following items are filed as exhibits to the Registration Statement:

          Exhibit No.   Description of Document         Location

              1.        Rights Agreement (the "Rights   Original filing
                        Agreement"), dated as of June     on Form 8-A
                        12, 1989, between Morton
                        International, Inc. and The
                        First National Bank of Chicago,
                        as Rights Agent.

              2.        Amendment to the Rights         Amendment No. 1
                        Agreement, dated as of January    to Form 8-A
                        24, 1991.

              3.        Certificate of Adjustment to    Amendment No. 2
                        the Rights Agreement, as          to Form 8-A
                        amended, dated August 4, 1994.

              4.        Amendment No. 2, dated as of    Filed herewith
                        November 22, 1996, to the
                        Rights Agreement, as amended,
                        between Morton International,
                        Inc. and First Chicago Trust
                        Company of New York, as Rights
                        Agent.









                                    SIGNATURE


                   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement amendment to be signed on its be-half by the undersigned, thereto duly authorized.

                                     MORTON INTERNATIONAL, INC.


         Date:  December 3, 1996     By: /s/ P. Michael Phelps
                                        Name:  P. Michael Phelps
                                        Title: Vice President
                                                 and Secretary












































                                  EXHIBIT INDEX


         Exhibit No.    Description of Document

              1. Amendment No. 2, dated as of November 22, 1996, to the Rights Agreement, dated as of June 12, 1989, as amended, between Morton International, Inc. and First Chicago Trust Company of New York, as Rights Agent.